Exhibit 99.1

MEDIA RELEASE

ADVANCED POWER TECHNOLOGY

ANNOUNCES ADDITIONAL CONSOLIDATION ACTION

Bend, Oregon, February 23, 2006 — Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today announced the planned closure of its facility in Montgomeryville, Pennsylvania. The business management functions and remaining manufacturing activities currently located in Montgomeryville will be transferred to the company’s facility in Santa Clara, California.  This action is in addition to the restructuring actions announced on July 21, 2005 in APT’s second quarter 2005 earnings release, which included the increased use of offshore manufacturing subcontractors. This restructuring action will lead to an additional reduction of approximately 8% of APT’s total workforce and will result in pretax charges of approximately $440,000. The charges will include one-time severance costs of approximately $320,000 to be settled in cash, and non-cash charges related to other exit costs of approximately $120,000. This restructuring action is expected to result in an annual cost savings of approximately $1.6 million.

Russell Crecraft, APT’s Chief Operating Officer commented, “This has been a difficult but necessary decision to make. This consolidation will further improve our cost structure, increase the utilization of our other facilities, and as a result enhance our worldwide competitiveness. We believe this action will not impact our ability to develop and introduce new products or to grow revenues.  I anticipate this consolidation will take approximately 12 months to implement.”

About Advanced Power Technology:

APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. APT is headquartered in Bend, Oregon and has operations and offices in North America, France, and China. For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

About the Acquisition of Advanced Power Technology by Microsemi Corporation:

Microsemi Corporation (NASDAQ:MSCC) has filed a registration statement (including a prospectus) with the SEC for the issuance of Microsemi shares to APT shareholders in connection with the acquisition of APT The prospectus in that registration statement, and the other documents Microsemi has filed with the SEC in connection with that registration statement contain additional material information about APT, Microsemi, and the terms of the acquisition. You may get these documents for free by visiting EDGAR on the SEC Web Site at www.sec.gov.  Alternatively, you may request Microsemi to send you the prospectus by calling 949-221-7101.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including the metrics discussed under “Business Outlook” above, are subject to a number of uncertainties and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the ability of the Company to integrate newly-acquired operations efficiently and to commercialize newly-acquired technology;  and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 8, 2005.  The Company assumes no obligation to update the information in this release.

Company Contact:
Greg M. Haugen
Vice President, Finance and
Administration and CFO
Tel: (541) 382-8028 Fax: (541) 389-1241